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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                 SCHEDULE 14D-9
                                 (RULE 14d-101)

          SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14(d)(4)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

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                           SILVERSTREAM SOFTWARE, INC.
                            (Name of Subject Company)

                           SILVERSTREAM SOFTWARE, INC.
                      (Name of Person(s) Filing Statement)

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                    Common Stock, Par Value $0.001 Per Share
                         (Title of Class of Securities)

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                                    827907106
                      (CUSIP Number of Class of Securities)

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                                David A. Litwack
                      President and Chief Executive Officer
                           SilverStream Software, Inc.
                               Two Federal Street
                         Billerica, Massachusetts 01821
                                 (978) 242-3000

 (Name, Address and Telephone Number of Person Authorized to Receive Notice and
           Communications on Behalf of the Person(s) Filing Statement)

                                 With a copy to:
                               John H. Chory, Esq.
                             William S. Gehrke, Esq.
                            Michael J. LaCascia, Esq.
                                Hale and Dorr LLP
                                 60 State Street
                           Boston, Massachusetts 02109
                            Telephone: (617) 526-6000
                            Facsimile: (617) 526-5000

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

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The following document is filed hereby pursuant to Rule 14d-9(a):

Exhibit No.                          Document
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99.1                         Transcript of conference call and webcast on
                             June 10, 2002